Exhibit 99.3

News Release
Contact:	Jack R. Callison, Jr.
800-982-9293 • 303-708-5959

Archstone-Smith Management Presentations at Investor
Conference in Washington, D.C. to be Webcast

DENVER — October 6, 2004 — Archstone-Smith (NYSE:ASN) today announced that the management presentations at its 2004 Investor Conference in Washington, D.C. on Tuesday, October 12, 2004, will be webcast.

R. Scot Sellers, chairman and chief executive officer, J. Lindsay Freeman, chief operating officer, Dana K. Hamilton, executive vice president – National Operations, and Charles E. Mueller, Jr., chief financial officer, will conduct the presentation, which is scheduled to begin at 8:45 a.m. EST.

For listen-only access to the web cast and presentation, log on to the company’s web site at www.ArchstoneSmith.com. Select “Investors,” click on the “Washington, D.C. Investor Conference” link and follow the instructions. The webcast will be available for approximately 60 days at this site.

Archstone-Smith (NYSE: ASN) is a recognized leader in apartment investment and operations. With a current total market capitalization of $11.3 billion, Archstone-Smith owns and operates an irreplaceable portfolio of high-rise and garden apartment communities concentrated in many of the most desirable neighborhoods in the greater Washington, D.C. metropolitan area, Southern California, the San Francisco Bay area, Chicago, Southeast Florida, Boston, Seattle and the greater New York City metropolitan area. The company continually upgrades the quality of its portfolio through the selective sale of assets, using proceeds to fund investments with even better growth prospects. Through its two brands, Archstone and Charles E. Smith, Archstone-Smith strives to provide great apartments and great service to its customers — backed by unconditional 100% satisfaction guarantees. As of August 31, 2004, Archstone-Smith owned or had an ownership position in 240 communities, representing 82,892 units, including communities under construction.

Archstone-Smith is recognized as one of America’s Most Admired Companies for 2004 by Fortune Magazine and ranks 956 on the Forbes 2000 List, the magazine’s comprehensive ranking of the world’s largest companies, for 2004. In addition, the company was recognized as Colorado’s Top Real Estate Company for 2004 by Colorado Biz Magazine. To find out more, visit ArchstoneSmith.com.

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     Archstone-Smith’s press releases are available on the company’s web site at www.archstonesmith.com or by calling (800) 982-9293.